Exhibit 99.1

On January 19, 2017, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $633.1 million today announced operating results for the quarter and year ended December 31, 2016 and that its Board of Directors increased its dividend by 9.01% compared to the prior quarter, approving a cash dividend of $0.12 per common share payable March 15, 2017 to shareholders of record at the close of business on February 28, 2017.

For the quarter ended December 31, 2016, the Corporation reported net income of $1,500,000, or $0.46 basic earnings per share, an increase of $111,000 (8.0%). This compares to the fourth quarter of 2015 net income of $1,389,000, or $0.42 basic earnings per share.  The increase in operating results for the fourth quarter of 2016 as compared to the same period in 2015 was primarily attributable to a $332,000 favorable change in the provision (credit) for loan losses and a $119,000 increase in other non-interest income, offset by a decrease in net interest income of $243,000 and an increase in the provision for income taxes of $119,000. The decrease in net interest income was largely attributable to less loan discount accretion relating to the November 2014 Ohio State Bank (OSB) acquisition.  The increase in non-interest income was largely attributable to an increase in fair value of mortgage servicing rights.

Net income for the year ended December 31, 2016 totaled $5,521,000, or $1.68 basic earnings per share compared to $5,917,000 or $1.77 basic earnings per share for the year ended December 31, 2015. Compared with the year ended December 31, 2015, net income decreased $396,000, or 6.7%. The decrease in operating results for the year ended December 31, 2016 as compared to the year ended December 31, 2015 was primarily attributable to a decrease in net interest income of $1,363,000 and an increase in non-interest expenses of $92,000, offset by an increase in non-interest income of $266,000 and an increase in income taxes of $339,000, as well as a credit for loan losses of $750,000 in 2016 compared to a $382,000 provision in 2015.

The Corporation recognized a $50,000 credit, or negative provision, for loan losses for the fourth quarter of 2016 and a $750,000 credit for the year ended December 31, 2016, compared to a $282,000 provision for loan losses for the fourth quarter of 2015 and a $382,000 provision for the year ended December 31, 2015. The allowance for loan losses as a percentage of total loans decreased to 0.89% at December 31, 2016 compared to 1.08% at December 31, 2015.

For the quarter ended December 31, 2016, non-interest income was $1,433,000, compared to $1,314,000 for the fourth quarter of 2015, a $119,000 (9.0%) increase. For the year ended December 31, 2016, non-interest income was $4,903,000 compared to $4,637,000 in 2015, a $266,000 (5.7%) increase. The increase in non-interest income was mainly attributable to increases in net demand deposit account service charges and Non-Sufficient funds & Overdraft charges as well as the impact of the change in fair value of mortgage servicing rights.

For the quarter ended December 31, 2016, non-interest expenses were $4,412,000, compared to $4,435,000 for the fourth quarter of 2015, a $23,000 (0.5%) decrease. For the year ended December 31, 2016, non-interest expenses totaled $17,784,000, compared to $17,692,000 for the year ended December 31, 2015, an increase of $92,000 (0.5%).  The increase in non-interest expenses for the year ended December 31, 2016 was primarily attributed to increases in salary & benefits expense, premises and equipment expense, advertising & promotion, media, loan closing fees, ATM processing fees, and IT expense offset by decreases in data processing expense, FDIC Assessment, consultant fees, Ohio financial institutions tax, other real estate owned expense and asset management legal expense.

Total assets amounted to $633.1 million at December 31, 2016, compared to $608.7 million at December 31, 2015, an increase of $24.4 million (4.0%).  The increase in total assets was primarily the result of increases of $22.3 million (6.4%) in net loans and leases and $7.3 million (4.0%) in available-for-sale securities, offset by a decrease in cash of $8.7 million (38.1%). Deposits during this same period increased $6.3 million, or 1.2%.

Shareholders’ equity increased from $71.6 million at December 31, 2015 to $72.6 million at December 31, 2016.  This increase was the result of net income of $5,521,000, dividends paid of $1,446,000, and $18,000 from the issuance of 843 treasury shares under the Corporation’s Employee Stock Purchase Plan, offset by a $2,263,000 negative equity change in unrealized securities gains (losses), net of tax, and $833,000 from the repurchase of 43,665 shares, during the year ended December 31, 2016. The negative change in net unrealized securities gains (losses) was due to long-term interest rate increases, primarily in November 2016.  These changes are considered ordinary and customary in the bond market.  Net unrealized gains (losses) on available-for-sale securities are reported as accumulated other comprehensive income (loss) in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2015 Form 10-K.